UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K/A
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
  Date of Report (Date of earliest event reported): May 8, 2018 (February 20, 2018)
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LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Tenth Avenue, 5th Floor
New York, New York 10018
(Address of principal executive offices, with zip code)

(212) 609-4200
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Explanatory Note

This Current Report on Form 8-K/A (this “Amendment”) updates information disclosed in the Current Report on Form 8-K filed on February 20, 2018 (the “Original Form 8-K”) by LivePerson, Inc. (the “Company”) relating to the appointments of Christopher Greiner and Alexander Spinelli as the Chief Financial Officer and Global Chief Technology Officer, respectively, of the Company. This Amendment is being filed to disclose the material terms of Mr. Greiner’s and Mr. Spinelli’s compensation in connection with their appointments.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to an offer letter between the Company and Mr. Greiner for the position of EVP, Chief Financial Officer, Mr. Greiner will receive an annual base salary of $470,000 and will be eligible to participate in the Company’s annual bonus plan as it exists from time to time, with a target bonus opportunity of $230,000 for 2018, pro-rated based on number of days employed (the “Greiner Bonus”), subject to his continued employment with the Company through the payment date, if any, except in the event of a Qualifying Termination as described below. The Greiner Bonus is payable in the first quarter of the subsequent fiscal year, and will be determined by the Company in its sole discretion based on profitability and personal contributions to the Company. In addition, the offer letter provides for (i) the grant of restricted stock units in respect of 60,000 shares of Company common stock and options to purchase 100,000 shares of Company common stock, each of which will vest 25% each year over four years beginning on the first anniversary of the date of grant, (ii) standard Company employee benefits, and (iii) reimbursement of reasonable relocation expenses and fees related to his relocation to the New York area to work in the Company headquarters, up to an aggregate amount of $200,000 inclusive of taxes incurred.

Pursuant to an offer letter between the Company and Alex Spinelli for the position of EVP of Engineering & Operations/Chief Technology Officer, Mr. Spinelli is entitled to receive an annual base salary of $450,000 and is eligible to participate in the Company’s annual bonus plan as it exists from time to time, with a target bonus opportunity of 100% of base salary for 2018, pro-rated based on number of days employed (the “Spinelli Bonus”), subject to his continued employment with the Company through the payment date, if any, except in the event of a Qualifying Termination as described below. For 2018, eighty percent of the Spinelli Bonus is payable in equal quarterly installments in the last payroll of each fiscal quarter. Twenty percent of the 2018 bonus and any bonus amount for future years is payable in the first quarter of the subsequent fiscal year, and will be determined by the Company in its sole discretion based on profitability and personal contributions to the Company. In addition, the offer letter provides for (i) the grant of restricted stock units in respect of 200,000 shares of Company common stock and options to purchase 100,000 shares of Company common stock, each of which will vest 25% each year over four years beginning on the first anniversary of the date of grant, and (ii) standard Company employee benefits.

In the event Mr. Spinelli or Mr. Greiner is terminated by the Company without Cause or resigns for Good Reason (as such terms are defined in their respective offer letters) (each, a “Qualifying Termination”), subject to his timely delivery of an irrevocable general release of claims against the Company (a “Release”), each executive is entitled to severance benefits as follows: (i) six months’ base salary, and (ii) and, if such termination occurs on or before the date that bonuses are paid for the fiscal year prior to termination, a payment equal to the bonus that would have been received for the prior fiscal year had the executive remained employed on the date bonuses for such fiscal year are paid (the “Severance Bonus”). In the event a Qualifying Termination occurs within 12 months following a Change of Control (as defined therein), subject to timely delivery of an irrevocable Release, each executive is entitled to the following: (i) six months’ base salary, for Mr. Spinalli and 9 months’ base salary, for Mr. Greiner, (ii) the Severance Bonus, and (iii) accelerated vesting of equity awards as follows: (A) if the executive has been employed by the Company for less than 24 months for Mr. Spinelli or 12 months for Mr. Greiner, the total number of shares of common stock subject to equity awards that would be vested in the 24 month period following termination shall become immediately vested and (ii) if the executive has been employed by the Company for more than 24 months for Mr. Spinelli or 12 months for Mr. Greiner, all outstanding equity awards will become fully vested, and, in each case, all equity awards will remain exercisable for 90 days following termination (but in no event longer than the original term). In the event Mr. Spinelli or Mr. Greiner voluntarily terminates his employment (other than for Good Reason) or the Company terminates his employment for Cause, the executive will be entitled only to his earned and unpaid compensation earned through the date of the termination of employment in accordance with applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date:	May 8, 2018	By:	/s/ Monica L. Greenberg
Monica L. Greenberg
Executive Vice President, Business Affairs and General Counsel